EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 10th day of June, 1997 between CAREADVANTAGE, INC., a Delaware corporation with its principal offices at 485-C Route 1 South, Iselin, New Jersey 08830 (the "Company"), and Thomas P. Riley, with a permanent residence located at 3 Long Ridge Lane, Ipswich, Massachusetts 01938 ("Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company desires that Executive shall continue in the employment of the Company, and Executive is willing to continue such employment, upon the terms and conditions set forth in this Agreement; and

     WHEREAS, Executive has agreed to forego the receipt of options to purchase shares of the Common Stock of the Company that previously had been offered by the Company to Executive;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment. The Company shall employ Executive, and Executive shall serve the Company, upon the terms and conditions hereinafter set forth.

     2. Term. The employment of Executive by the Company hereunder shall commence on the date hereof and shall continue until December 31, 1998; provided, however, that the Company may terminate Executive's employment hereunder for any reason, and Executive may terminate his employment hereunder for any reason, in each case upon not less than 30 days' prior written notice to the other. For purposes hereof, the period of Executive's employment hereunder is referred to as the "Term".

     3. Duties. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, with such duties and responsibilities as are consistent with such positions, and shall so serve faithfully and to the best of his ability, under the direction and supervision of the Company's Board of Directors (the "Board"). Executive shall devote a majority of his business time and attention to his duties hereunder.

     4. Compensation and Benefits.

          (a) Compensation. As of the date of this Agreement and during the Term, the Company shall pay to Executive a salary at the rate of $275,000 per annum, payable in accordance with the Company's customary payroll practices. If Executive shall remain employed by the Company on June 30, 1997, the Company shall pay Executive a bonus of $100,000.

          (b) Benefits and Perquisites. During the Term and, in the event of Executive's termination of his employment hereunder pursuant to Section 2 or the Company's termination of Executive's employment hereunder pursuant to Section 2 other than as a result of Executive's wilful misconduct (either such event being referred to as a"NonFault Termination"), for a period of 12 months after the date of such Non-Fault Termination (but, in respect of such 12 month period, only to the extent that Executive has not obtained other employment that provides comparable benefits), the Company shall pay the costs for Executive's participation in any and all life insurance, medical insurance, disability insurance and employee benefit plans that are made available during the Term by the Company to other senior executives or senior employees of the Company to the extent that Executive qualifies under the eligibility provisions of such plan or plans.

          (c) Vacation. Executive shall be entitled to paid vacation days which shall accrue from June 3, 1996 (the "Employment Commencement Date"), the date Executive commenced employment with the Company, at the rate of 30 days per annum. Such vacation days shall be taken consecutively or in segments, and at such times, as shall be reasonably determined by Executive. In the event that all accrued and unused vacation days shall not have been taken by Executive during the Term, the Company shall pay to Executive upon the conclusion of the Term a lump sum payment equal to the number of accrued and unused vacation days multiplied by $1,200.

          (d) Travel and Business Expenses. Upon submission of itemized expense statements in accordance with past practice, Executive shall be entitled to prompt reimbursement for reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder, including, but not limited to, reasonable out-of-pocket living expenses incurred while Executive is residing in the Iselin, New Jersey area and airfare between Ipswich, Massachusetts or such other location as then constitutes Executive's permanent residence and Iselin, New Jersey.


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

          (e) Certain Reimbursements. It is acknow- ledged that Executive (i) is continuing to receive certain payments pursuant to a certain Noncompete and Confidentiality Agreement dated as of January 27, 1995 between Executive and Charter Medical Corporation ("Charter") and (ii) is a participant in the Charter Execuflex Benefit Plan. In the event that Charter shall reduce or eliminate the amount paid to Executive pursuant to such Agreement or Executive's right to all or a portion of his capital account under such Plan in accordance with the respective terms thereof as a result of the employment of Executive by the Company, the Company shall pay to Executive the difference between the amount to which he would have been entitled thereunder but for such reduction or elimination and the amount paid or payable by Charter. Such payments shall be made to Executive promptly following his submission of a written request therefor.

          (f) Non-Fault Termination. In the event of a Non-Fault Termination, Executive shall be entitled to receive, and the Company agrees to pay to Executive, in accordance with the company's customary payroll practices, the salary that would otherwise have been payable to him hereunder during the 12 months following the date of such Non-Fault Termination and, except as provided in Section 4(b), Executive shall have no further rights to compensation hereunder (except for any compensation accrued and unpaid as of the date of termination of employment).

          (g) Termination by the Company for Cause. In the event that the Company terminates Executive's employment hereunder as a result of Executive's wilful misconduct, Executive shall have no further rights to compensation hereunder (except for any compensation accrued and unpaid as of the date of termination of employment).

     5. Deductions and Withholding. Executive agrees that the Company shall withhold from any and all payments required to be made to Executive pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

     6. Indemnification; Insurance: Litigation.

          (a) The Company will indemnify Executive to the fullest extent permitted by law (or the certificate of incorporation or by-laws of the Company, whichever affords the greatest protection to Executive) against all costs, charges and expenses whatsoever incurred or sustained by him


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

or his legal representatives in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been at any time (before, during or after the Term) a director, officer, employee or agent of the Company, or a consultant or advisor to the Company, or by reason of any action at any time taken by him on behalf of the Company.

          (b) Advancement of Expenses. Expenses and costs (including a reasonable retainer and advance against disbursements) incurred by Executive in connection with any matter with respect to which he is entitled to indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this
Section 6.

          (c) Indemnification Not Exclusive. The provisions of this Section 6 shall not limit or restrict in any way the power of the Company to indemnify or advance expenses and costs to Executive in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which Executive may be entitled under any law, provisions of the Company's certificate of incorporation or by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Executive's capacity as an officer, director, consultant, advisor, employee or agent of the Company and as to action in any other capacity while holding any such position.

          (d) Accrual of Claims; Successors. The indemnification provided or permitted under this Section 6 shall apply in respect of any expense, cost, judgment, fine, penalty or amount paid in settlement, whether or not the claim or cause of action in respect thereof accrued or arose before or after the effective date of this Section 6. Executive's indemnification under this Section 6 shall continue after he shall have ceased to be a director, officer, consultant, advisor, employee or agent and shall inure to the benefit of his heirs, distributees, executors, administrators and other legal representatives.

          (e) Insurance. The Company shall maintain, during the Term and for six years thereafter, directors' and officers' liability insurance covering Executive with respect to acts and omissions occurring during the period of time commencing on the Employment Commencement Date and ending upon the conclusion of the Term ("D&O Insurance"), on terms no less favorable to Executive than the most favorable


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

terms of such insurance (in terms of coverage) maintained in effect by the Company at any time during the Term. The amount of the D&O Insurance during the Term and for six years thereafter shall be equal to (i) at least $3 million (the amount of coverage on the date of this Agreement) or (ii) if the Company increases the amount of D&O Insurance during the Term, the amount to which the D&O Insurance is so increased. The Company shall use commercially reasonable efforts to obtain, as soon as practicable after the date hereof, D&O Insurance with increased limits of liability and lower deductibles than those in effect on the date hereof.

          (f) Litigation. In the event of any litigation or other proceeding between the Company and Executive with respect to the subject matter of, or the enforcement of rights under, this Agreement, the Company shall reimburse Executive for all costs and expenses related to such litigation or proceeding, including reasonable attorneys' fees and expenses, provided that the litigation or proceeding results in either a settlement requiring the Company to make a payment to the Executive or a judgment in favor of Executive.

     7. Covenant Not to Compete. Executive agrees that, during the Non-Compete Period (as hereinafter defined), Executive shall not, directly or indirectly, without the prior written consent of the Company, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise (a "Competitor"), which is engaged, directly or indirectly, in the business of providing medical utilization management services in the states in which the Company has entered into contracts to provide such services; provided, however, that the foregoing shall not apply to any employment, consulting, advisory or other services with the parent company, a division or a subsidiary of a Competitor which parent company, division or subsidiary is not itself a Competitor and, provided further, that nothing contained in this Section 7 shall be construed to preclude Executive from making any investment in the securities of any business enterprise if such securities are traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and Executive's holdings of such securities represent, at the time of acquisition, not more than 5% of the aggregate voting power of such business enterprise. For the purposes hereof, "Non-Compete Period" shall mean the Term and, in the event of any Non-Fault Termination or termination of Executive's employment by the Company for wilful misconduct, the 12-month period following the end of the Term.


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

     8. Confidential Information. At the end of the Term, Executive shall promptly return all Confidential Information (as hereinafter defined) held or used by Executive in note, memorandum, print, letter, report or other written form to the Company, including all copies thereof, or promptly destroy such Confidential Information, including all copies thereof. For the purposes hereof, "Confidential Information" shall mean confidential information of the Company, including, without limitation, strategic plans, business plans, marketing plans, financial information, management information, the identity of customers and prospective customers, in each case except for such information that has become public knowledge (other than as a result of the Executive's breach of his obligations to the Company).

     9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at his or its address as set forth at the beginning of this Agreement or as otherwise designated pursuant to the following sentence. A copy of any notice, request, demand or other communication hereunder to the Company shall be sent to each of (a) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: David E. Zeltner, Esq. and (b) Epstein, Becker & Green, 250 Park Avenue, New York, New York 10177, Attention: Paul D. Squire, Esq. Either party may change the address to which notices, requests, demands and other communications hereunder or any copies thereof shall be sent by sending written notice of such change of address to the other party.

     10. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. Notwithstanding the foregoing, the obligations of Executive may not be delegated and Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

     11. Prior Agreements. This Agreement cancels and supersedes any and all prior agreements and understandings between Executive and the Company respecting the employment of Executive by the Company.


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

     12. Complete Understanding; Amendment. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive here- under, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.

     13. Governing Law. This Agreement shall be gov- erned by and construed in accordance with the laws of the State of New Jersey.

     14. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpreta tion of this Agreement.

     15. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same agreement.


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

     IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

                                            CAREADVANTAGE, INC.

                                            By:___________________________
                                               Name:
                                               Title:


                                            ______________________________
                                            Thomas P. Riley


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

                                 June 10, 1997

Mr. Thomas P. Riley
3 Long Ridge Lane
Ipswich, Massachusetts  01938

     Re: CareAdvantage, Inc.

Dear Mr. Riley:

     Reference is hereby made to the Employment Agreement, dated as of even date herewith, between CareAdvantage, Inc. (the "Company") and you.

     Blue Cross and Blue Shield of New Jersey, Inc. (together with its affiliates, "BCBSNJ") is the beneficial owner of 37,617,420 shares of common stock of the Company ("Shares") and CW Ventures II, L.P. (together with its affiliates, "CW") is the beneficial owner of 37,784,087 Shares. In order to induce you to continue in the employment of the Company as provided in the Employment Agreement, the undersigned hereby agrees as follows:

     1. In the event that, on or prior to July 1, 1999, (i) either BCBSNJ or CW shall sell or otherwise dispose of 30% or more of the number of Shares beneficially owned by it on the date hereof (as such number shall be appropriately adjusted to reflect any stock splits, consolidations or similar changes in the Company's capitalization) in one transaction or series of transactions (other than to an affiliate to such party), or (ii) BCBSNJ and CW shall sell or otherwise dispose of 50% or more of the aggregate number of Shares beneficially owned by them on the date hereof (subject to adjustment as aforesaid) in one transaction or in a series of transactions (other than to an affiliate of such respective party) for a price per Share that is equal to the amount set forth in the column entitled "Purchase Price Per Share" below (such price per Share shall include the fair market value of non-cash consideration and shall be subject to adjustment as hereinafter provided), the party or parties effecting such sale or other disposition shall pay to you, in the aggregate, a bonus equal to the amount set forth opposite such price per Share in the column entitled "Bonus", such bonus to be payable to you upon the closing of such transaction.

June 10, 1997
Page 2


          Purchase Price Per Share                   Bonus
          ------------------------                   -----

                 $0.15                             $150,000
                  0.16                              185,000
                  0.17                              220,000
                  0.18                              260,000
                  0.19                              300,000
                  0.20                              340,000
                  0.21                              380,000
                  0.22                              420,000
                  0.23                              460,000
                  0.24                              500,000
                  0.25 and above                    550,000

Effective July 1, 1998, each Purchase Price Per Share referred to above shall increase by 15% (rounded to the nearest whole cent). For purposes of illustration, the Purchase Price Per Share that would entitle you to a $150,000 bonus is $0.15 on the date hereof and $0.17 effective July 1, 1998. Each of BCBSNJ and CW shall be deemed to have sold or otherwise disposed of on or prior to July 1, 1999 any Shares that they agreed to sell or otherwise dispose of prior to such date (by binding agreement, non-binding letter of intent or otherwise) and which transaction is consummated subsequent to such date.

     2. Anything to the contrary herein contained notwithstanding, in the event that CW transfers beneficial ownership of any Shares to BCBSNJ pursuant to arrangements contemplated between them on the date hereof, for all purposes of this letter agreement, each of BCBSNJ and CW shall be deemed to own on the date hereof the respective numbers of Shares that they own following such transfer (plus the number of Shares, if any, that they otherwise dispose of after the date hereof and prior to such transfer).

     3. You shall not be liable to the undersigned for, and the undersigned covenants and agrees not to sue you or any of your heirs, executors, administrators, successors or assigns for, any act or omission (or any loss or claim due to any act or omission) in your capacity as a director, officer, employee, consultant or agent of the Company since June 3, 1996 except in the event and to the extent you acted in bad faith and in a manner that you did not reasonably believe to be in or not opposed to the best interests of the Company.

     4. If the Company fails or is unable to pay the deductible in connection with any claim under the Company's D&O Insurance (as defined in the Employment Agreement) made by or on behalf of Executive, then BCBSNJ and CW agree that they shall be

June 10, 1997
Page 3


jointly and severally liable for the payment of, and they shall pay, the amount of such deductible up to but not in excess of $300,000; provided, however, that, as between BCBSNJ and CW, each shall be responsible for 50% of any such deductible and, if either pays more than its share, it shall be entitled to contribution from the other.

     5. This letter agreement constitutes the complete understanding between the parties with respect to the matters contemplated hereby, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein. This letter agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same agreement.

     6. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     If the foregoing is acceptable to you, kindly acknowledge you agree therewith by signing and returning this letter to the undersigned.

                                        Very truly yours,

                                        BLUE CROSS AND BLUE SHIELD
                                           OF NEW JERSEY

                                        By:_________________________________
                                           Name:
                                           Title:

                                        CW VENTURES II, L.P.

                                        By:  CW Partners III,
                                                 its general partner

                                        By:_________________________________
                                           Name:
                                           Title:

Acknowledged and Agreed to:

__________________________________________
Thomas P. Riley